Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

LiveRamp Holdings, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common stock, par value $0.10 per share, issuable in respect of the Assumed Options, Assumed RSUs and Assumed Restricted Stock under the Habu, Inc. 2018 Stock Plan	Rule 457(c) and Rule 457(h)	3,116,618	$35.63	$111,045,099.34	$0.00014760	$16,390.26
Amounts					$111,045,099.34		$16,390.26
Total Fee Offsets							–
Net Fee Due							$16,390.26

(1)	This Registration Statement (the “Registration Statement”) registers the issuance of the common stock of LiveRamp Holdings, Inc. (the “Registrant”), par value $0.10 (the “Common Stock”), issuable pursuant to stock options, restricted stock units and restricted stock awards assumed as a result of the Agreement and Plan of Merger, dated January 17, 2024, by and among LiveRamp, Inc., Supersonic Merger Sub, Inc., Habu, Inc. and Shareholder Representative Services LLC.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h), based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on February 28, 2024.
(4)	Rounded to the nearest penny.